Filed Pursuant to Rule 424(b)(3)
File No. 333-122732
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated April 25, 2005)
CYTRX CORPORATION
Common Stock
     This Prospectus Supplement supplements our Prospectus dated April 25, 2005. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other prior supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our Prospectus.
Selling Securityholders
     The table beginning on page 21 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement as follows:
     (A) Silverback Life Science Master transferred a warrant for the purchase of 121,951 shares of our common stock registered by this Prospectus to Elliot G. Bossen;
     (B) Langley Partners, L.P. transferred warrants for the purchase of 250,000 shares of our common stock registered by this Prospectus to JMG Capital Partners, L.P.;
     (C) Langley Partners, L.P. transferred warrants for the purchase of 250,000 shares of our common stock registered by this Prospectus to JMG Triton Offshore Fund, Ltd.;
     (D) JMG Capital Partners, L.P. transferred a warrant for the purchase of 100,000 shares of our common stock registered by this Prospectus to Warrant Strategies Fund, LLC;
     (E) JMG Triton Offshore Fund, Ltd. transferred a warrant for the purchase of 100,000 shares of our common stock registered by this Prospectus to Warrant Strategies Fund, LLC;
     (F) Panacea Fund transferred a warrant for the purchase of 121,951 shares of our common stock registered by this Prospectus to OTA LLC; and
     (G) Omicron Master Trust transferred a warrant for the purchase of 208,303 shares of our common stock registered by this Prospectus to Portside Growth and Opportunity Fund.
     As a result of the foregoing transfers, Elliot G. Bossen, JMG Capital Partners, L.P., JMG Triton Offshore Fund, Ltd., Warrant Strategies Fund, LLC and OTA LLC shall henceforth be treated as additional selling securityholders for purposes of the Prospectus. The information regarding selling securityholders in the Prospectus is revised and supplemented to reflect the transfers described in the preceding paragraphs. The beneficial ownership information for the selling securityholders listed below is as of May 16, 2007.

						Beneficial Ownership
	Beneficial Ownership Before Offering(1)					After Offering (1)(3)
				Number of
	Number of			Shares Being		Number
	Shares		Percent (2)	Offered		of Shares	Percent (2)
Elliot G. Bossen	121,951	(4)	*	121,951	(4)	0	*
JMG Capital Partners, L.P.	150,000	(5)	*	150,000	(5)	0	*
JMG Triton Offshore Fund, Ltd.	447,619	(6)	*	150,000	(6)	297,619	*
Warrant Strategies Fund, LLC	700,000	(7)	*	200,000	(7)	500,000	*
OTA LLC	149,175	(8)	*	121,951	(8)	27,224	*
Portside Growth and Opportunity Fund	1,089,563	(9)	1.2	614,807	(9)	474,756	*

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 86,813,178 shares outstanding on May 7, 2007, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents warrants to purchase 121,951 shares of our common stock.

(5)	Represents warrants to purchase 150,000 shares of our common stock. JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the reported securities. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(6)	Represents 447,619 shares of our common stock issuable upon exercise of warrants, which includes 150,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the reported securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(7)	Represents 700,000 shares of our common stock issuable upon exercise of warrants, which includes 200,000 shares of our common stock issuable upon exercise of warrants included in this prospectus. Hull Capital Management, LLC is the sole member of Warrant Strategies Fund, LLC, a Delaware limited liability company (“WSF”). Sean Molloy, an employee of C.E. Unterberg, Towbin, LLC, WSF’s Investment Manager, possesses sole power to vote and direct the disposition of all securities of CytRx Corporation held by WSF. Mr. Molloy disclaims beneficial ownership of the securities held by WSF.

(8)	Represents 121,951 shares included in this prospectus that were received upon the exercise of warrants, and other warrants to purchase 27,224 shares of our common stock. Ira Leventhal, a managing member of the selling securityholder, has voting and investment control over the reported securities.

(9)	Includes 859,563 shares of our common stock issuable upon exercise of warrants, which includes 614,807 shares of our common stock issuable upon exercise of warrants included in this prospectus. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares to be offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside Growth and Opportunity Fund through this prospectus.
     Neither Elliot G. Bossen, JMG Capital Partners, L.P., JMG Triton Offshore Fund, Ltd., Warrant Strategies Fund, LLC, OTA LLC nor Portside Growth and Opportunity Fund has had any material relationship with us or any of our affiliates within the past three years.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is June 12, 2007.

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